November 7, 2012

To Fellow Shareholders,

As the Aimco management team reported on its 3Q quarterly earnings call, business is good! Here are some details:

Operations continue to improve, both year-over-year and relative to other apartment REITs. Year-over-year revenue growth accelerated in each quarter this year. Our relative NOI growth is better too: advancing from ninth of 11 apartment REITs in 1H12 to sixth of 11 in 3Q12.

We continue to achieve above-average customer satisfaction as measured by lease renewal rate and by renewal rent increases. Property expenses before utilities, taxes and insurance are DOWN year-over-year.

Our portfolio gets better and better. In our Conventional portfolio, monthly revenues per apartment home are UP 8% year-over-year…to more than $1,300.

This is the result of improving market rents…and also disciplined selling of lower-rated properties with proceeds re-invested in property upgrades, redevelopments and a few property acquisitions. We are on track to sell an additional $300M or so of lower-rated properties before the end of this year. We are winding down our Affordable business over the next several years. We are managing this substantial repositioning of our portfolio to higher quality, higher growth properties with little or no FFO and AFFO dilution.

We have 10 redevelopments underway in Seattle, the San Francisco Bay area, Los Angeles, Chicago, Philadelphia and South Florida. We expect to spend $100M this year and an additional $300M over the next two or more years on these projects to create more than $300M ($2+ per share) of added Net Asset Value.

We enjoy ample liquidity with $100M of cash-on-hand, a largely unused $500M line of credit, and loan commitments to fund most of planned 2013 redevelopment spending…including at Lincoln Place a $190M loan for 42 years at an interest rate of 2.73%!

Our leverage is largely fixed-rate, long term and non-recourse. We have reduced leverage by approximately $700M already this year and the ratio of our Debt and Preferred Equity to EBITDA is 8:1, a 17% improvement from this time last year. We are on track to reduce this ratio further, to 7:1, in the next 15 months or so.

Our bottom line reflects these positives: the quality of earnings is high with limited transaction income; offsite costs are declining, for example as we reduce the number of properties held in partnerships. Interest expense is also declining, about $0.06 per share per annum, as we use retained earnings to amortize property debt balances and as we refinance higher cost debt at today's lower rates.

Net Asset Value is growing with improved results from better properties, accretive redevelopments, and leverage reduced by retained earnings. FFO and AFFO are also growing and we have increased the quarterly dividend twice this year.

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We are now busy making plans for next year. As we do, we see continued good consumer demand for our apartment homes and limited exposure to competitive new supply for our B/B+ portfolio whose rents average 101% of local market average rents per apartment home.

We appreciate your investment and the entire Aimco team is working hard to make it more valuable.

Sincerely,
Terry Considine
Chairman and CEO

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Forward-looking Statements and Other Information
This communication contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically the forecasted ratio of debt plus preferred stocks to EBITDA; projected redevelopment investment and NAV accretion thereon. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results, the effect of acquisitions and redevelopments, and our ability to comply with debt covenants, including financial coverage ratios. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2011, and the other documents Aimco files from time to time with the Securities and Exchange Commission, and specifically Aimco's second quarter 2012 Earnings Release and Supplemental Information. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This communication does not constitute an offer of securities for sale.

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